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                                                                    Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Interchange Corporation ("Company") on Form S-8 of our report dated April 16, 2004, except for Note 12, for which the date is June 25, 2004, appearing in the Registration Statement on Form SB-2 of Interchange Corporation as amended on October 18, 2004, the effective date, and the Prospectus filed on October 20, 2004.

Our report on the financial statements for the years ended December 31, 2003 and 2002, dated April 16, 2004, except for Note 12, for which the date is June 25, 2004, contains an explanatory paragraph that states the Company has limited profitable results from operations, a working capital deficit, a net capital deficit and limited available financing sources, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                   /s/HASKELL & WHITE LLP
Irvine, California
November 17, 2004